EXHIBIT 20
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FOR IMMEDIATE RELEASE                       FOR MORE INFORMATION:
                                            MEDIA INQUIRIES:
                                            WENDY WATKINS:  (301) 380-7903
                                            INVESTOR RELATIONS:
                                            SHARON WHITING:  (301) 380-7215
                                            HTTP://WWW.HMSCORP.COM
                                            1-888-380-HOST


                   HOST MARRIOTT SERVICES ANNOUNCES IMPACT OF
                  AIRLINE STRIKE AND ASIAN SLOWDOWN ON EARNINGS

                 COMPANY EARNINGS TO FALL SHORT OF EXPECTATIONS


         BETHESDA, MARYLAND, SEPTEMBER 16, 1998--Host Marriott Services (NYSE:HMS) announced today that it will fall short of third quarter analysts' expectations primarily due to the negative impact of the Northwest Airlines pilots strike, along with the negative impact of the Asian slowdown on its duty free business. The company estimates earnings per share of 50 to 51 cents for the quarter. The third quarter earnings estimate is a "forward-looking statement" within the meaning of The Private Securities Litigation Reform Act of 1995. This is a slight decline from the 52 cents per share the company recorded in 1997. The company will be releasing its third quarter earnings the week of October 5.

         The company's third quarter concluded on September 11 and early estimates indicate that approximately 3 cents in earnings were lost due to the impact of the Northwest Airlines strike. The impact was most evident in the company's hub operations for Northwest Airlines in Minneapolis/St. Paul, Detroit and Memphis. In response to the strike, the company temporarily closed more than half of its units at these locations and laid off more than 800 workers. The company is pleased the strike has ended and is hopeful that Northwest Airlines operations will resume quickly.


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HOST MARRIOTT SERVICES ANNOUNCES IMPACT OF
AIRLINE STRIKE AND ASIAN SLOWDOWN ON EARNINGS



         Although the company sees many long term opportunities in Asia, with the recent reduction in Asian travel, the company has experienced a negative impact on its earnings mostly from its duty free shops located in several key gateway airports in the United States. Since the effect of the strike will linger into the fourth quarter and the Asian slowdown continues, the company estimates full year earnings per share of 59 to 60 cents compared to 57 cents in 1997. The fiscal year 1998 earnings estimate is a "forward-looking statement" within the meaning of The Private Securities Litigation Reform Act of 1995.

         "We expect the impact of the Northwest Airlines strike to be short term," said Bill McCarten, President and Chief Executive Officer, Host Marriott Services. "In spite of the impact of the strike and the Asian slowdown, our performance continues to be strong," Mr. McCarten added. "We are continuing our successful entry into the $2.5 billion shopping mall food and beverage market and expect as many as three new contracts to be signed within the next month. Yesterday we announced another international airport award at the Shenzhen International Airport in China, extending Host Marriott Services' unique expertise to a seventh country. Shenzhen International Airport is the fifth largest in the People's Republic of China. With our international and mall progress, we remain committed to our long term goals of $2 billion in revenues by 2001 and average annual earnings growth of 20% for 1999 and beyond."



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HOST MARRIOTT SERVICES ANNOUNCES IMPACT OF
AIRLINE STRIKE AND ASIAN SLOWDOWN ON EARNINGS


Host Marriott Services, with its worldwide headquarters in Bethesda, Maryland, is the leading food, beverage and retail service company at 200 travel and entertainment venues, with over 24,000 employees in seven countries around the globe. The company is best known for its custom solutions business approach that combines internationally known brands with regional favorites in airports, travel plazas, shopping malls and entertainment attractions.



THIS PRESS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF FEDERAL SECURITIES LAWS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS CONCERNING THE COMPANY'S OUTLOOK FOR 1998 AND BEYOND; THE GROWTH IN TOTAL REVENUE FOR 1998 AND SUBSEQUENT YEARS; BUSINESS STRATEGIES AND ANTICIPATED RESULTS AND SIMILAR STATEMENTS CONCERNING EVENTS AND EXPECTATIONS THAT ARE NOT HISTORICAL FACTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES, INCLUDING THE EFFECTS OF SEASONALITY, AIRLINE AND TOLLROAD INDUSTRY FUNDAMENTALS, GENERAL ECONOMIC CONDITIONS (INCLUDING THE CURRENT ECONOMIC DOWNTURN IN ASIA), THE POTENTIAL ADVERSE IMPACT OF THE YEAR 2000 ISSUE ON OPERATIONS, COMPETITIVE FORCES WITHIN THE FOOD, BEVERAGE AND RETAIL CONCESSIONS INDUSTRIES, AND THE AVAILABILITY OF CASH FLOW TO FUND FUTURE CAPITAL EXPENDITURES. FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN, AND INVESTORS MUST RECOGNIZE THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THE STATEMENTS.


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